Exhibit 99.1

China Teletech Limited

 Financial Statements

December 31, 2009 and 2008

(Stated in US Dollars)

China Teletech Limited

To:           The Board of Directors and Stockholders
 China Teletech Limited

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheets of China Teletech Limited as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Teletech Limited as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

South San Francisco, California	Samuel H. Wong & Co., LLP
March 25, 2010	Certified Public Accountants

China Teletech Limited
 Balance Sheets
As of December 31, 2009 and 2008
(Stated in US Dollars)

ASSETS	Notes	12/31/2009	12/31/2008
Current Assets
Other Receivable		$-	$1,403
Total Current Assets		-	-

Non-Current Assets		-	-
TOTAL ASSETS		$-	$1,403

LIABILITIES
Current Liabilities
Related Parties Payable	3	$-	$758,498
TOTAL LIABILITIES		$-	$758,498

STOCKHOLDERS' EQUITY
Preferred Stock ($0.000 par value, 10,000,000 shares authorized, 0 share issued and outstanding at December 31, 2009 and 2008) Common Stock ($0.000 par value, 250,000,000 shares authorized, 1 share issued and outstanding at December 31, 2009 and 2008)		$-	$-
Additional Paid in Capital		89,111	89,111
Retained Earnings		(237,662)	(994,757)
Accumulated Other Comprehensive Income		148,551	148,551
TOTAL STOCKHOLDERS' EQUITY		-	(757,095)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		$-	$1,403

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
 Statements of Operations
For the years ended December 31, 2009 and 2008
(Stated in US Dollars)

	Notes	12/31/2009	12/31/2008
Revenue
Sales		$-	$-
Cost of Sales		-	-
Gross Profit		-	-

Other Income (Expenses)
Other Income	3	757,095	-
Other Expenses		-	-
Total Other Income/(Expense)		757,095	-

Earnings before Tax		757,095	-

Income Tax		-	-

Net Income		$757,095	$-

Earnings per share
- Basic	$757,095	$0
- Diluted	$757,095	$0

Weighted average shares outstanding
- Basic	1	1
- Diluted	1	1

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
 Statements of Changes in Stockholders’ Equity
As of December 31, 2009 and 2008
(Stated in US Dollars)

					Accumulated
	Number		Additional		Other
	of	Common	Paid in	Retained	Comprehensive
	Shares	Stock	Capital	Earnings	Income	Total
Balance at January 1, 2008	1	$-	$89,111	$(994,757)	$148,551	$(757,095)
Net Income	-	-	-	-	-	-
Appropriations of Retained Earnings	-	-	-	-	-	-
Distribution of Dividends	-	-	-	-	-	-
Foreign Currency Translation Adjustment	-	-	-	-	-	-
Balance at December 31, 2008	1	$-	$89,111	$(994,757)	$148,551	$(757,095)

Balance at January 1, 2009	1	$-	$89,111	$(929,770)	$148,551	$(757,095)
Net Income	-	-	-	757,095	-	757,095
Appropriations of Retained Earnings	-	-	-	-	-	-
Distribution of Dividends	-	-	-	-	-	-
Foreign Currency Translation Adjustment	-	-	-	-	-	-
Balance at December 31, 2009	1	$-	$89,111	$(237,662)	$148,551	$-

	Comprehensive Income
	12/31/2008	12/31/2009	Accumulated Total
Net Income	$-	$757,095	$757,095
Foreign Currency Translation Adjustment	-	-	-
	$-	$757,095	$757,095

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
 Statements of Cash Flows
For the years ended December 31, 2009 and 2008
(Stated in US Dollars)

	12/31/2009	12/31/2008
Cash Flows from Operating Activities
Cash Sourced/(Used) in Operating Activities	$-	$-

Cash Flows from Investing Activities
Cash Used/(Sourced) in Investing Activities	-	-

Cash Flows from Financing Activities
Cash Used/(Sourced) in Investing Activities	-	-

Net Increase/(Decrease) in Cash & Cash Equivalents for the Year	-	-

Cash & Cash Equivalents at Beginning of Year	-	-

Cash & Cash Equivalents at End of Year	$-	$-

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
Reconciliation of Net Income to Cash Sourced/(Used) in Operations
For the years ended December 31, 2009 and 2008
(Stated in US Dollars)

	12/31/2009	12/31/2008

Net Income	$757,095	$-

Adjustments to Reconcile Net Income to
Net Cash Provided by Cash Activities:

Decrease/(Increase) in Other Receivable	1,403	-
Increase/(Decrease) in Related Parties Payable	(758,498)	-

Total of all adjustments	(757,095)	-

	$-	$-

China Teletech Limited
Notes to Financial Statements
As of and for the years ended December 31, 2009 and 2008

1.	The Company and Principal Business Activities

China Teletech Limited, formerly known as Stream Horizon Studios, Inc. (the “Company”), was incorporated under the laws of the Province of British Columbia, Canada on October 1, 2001 under the name Infotec Business Strategies, Inc. The Company is a subsidiary of Wavelit, Inc. , a Nevada corporation.

Wavelit, Inc. was an emerging development company. It provided complete, end-to-end solutions for streaming media and broadcasting over the Internet, from filming and editing, to media hosting and transmission, to broadcasting through our Internet TV channel at www.ebahn.tv. It conducted its principal business operations through its wholly-owned subsidiary Galaxy Networks Inc. (“Galaxy”), a British Columbia, Canada company which designs, develops, manages and markets products and services that pro-vide end-to-end solutions for streaming or broadcasting digital media over the Internet and through the Company, its wholly-owned studio and film editing operation. The Compnay provided the following services until 2007 when its operations ceased:

- Video editing and encoding services;
- Studio rental;
- Casting, directing, and video / audio production services; and
- Remote site video services.

The Company will be spun off from its parent to the shareholders of Wavelit, Inc where the shareholders of Wavelit, inc. will receive an aggregate of 8,750,000 common shares.  The Company is in the process of submitting a Form S-1 to register the securities that it issue in this transaction. Concurrently, the Company is applying to have its common shares independently quoted on the Over the Counter Bulletin Board Market in the United States of America.

Upon declaration of effectiveness by the US Securities and Exchange Commission of the Form S-1, the Company will enter into reverse merger transaction via a share exchange agreement with China Teletech Limited (“BVI”), formerly known as Sierra Vista Group Limited, a company incorporated in the British Virgin Islands. Under the terms of the share exchange agreement, the Company will issue an aggregate of 241,250,000 shares of common stock to the shareholders of BVI for 100% of the outstanding stock of BVI.

As the share exchange transaction between the Company and BVI has not been completed as at December 31, 2009, no recapitalization has occurred.

2.	Summary of Significant Accounting Policies

(A)	Method of Accounting

                               The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements.

China Teletech Limited
Notes to Financial Statements
As of and for the years ended December 31, 2009 and 2008

(B)	Use of Estimates

In the preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting years.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, and the estimation on useful lives of property, plant and equipment.  Actual results could differ from those estimates.

(C)	Cash and Cash Equivalent

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

(D)	Comprehensive Income

In accordance with SFAS No. 130, “Reporting Comprehensive Income”, comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.

(E)	Financial Instruments

                                The carrying amounts of the Company's other receivable and related parties payable approximate fair value due to the relatively short period to maturity for these instruments.

(F)	Recognition of Revenue

Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured.

China Teletech Limited
Notes to Financial Statements
As of and for the years ended December 31, 2009 and 2008

(G)	Income Tax

The Company uses the accrual method of accounting to determine and report its taxable reduction of income taxes for the year in which they are available. In accordance with SFAS No. 109 “Accounting for Income Taxes”, the Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not that such items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

(H)	Recent Accounting Pronouncements

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy).  Statement 162 will become effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles."

In May 2008, the FASB issued FSP Accounting Principles Board ("APB") 14-1 "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1").  FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate.  FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis.

In September 2008, FASB issued FSP No. 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees”, an amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161. This FSP is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of the sellers of credit derivatives.  The provisions of the FSP that amend Statement 133 and FIN 45 are effective for reporting periods (annual or interim) ending after November 15, 2008. Management of the Company does not anticipate that the adoption of the above standards will have a material impact on these financial statements.

China Teletech Limited
Notes to Financial Statements
As of and for the years ended December 31, 2009 and 2008

3.	Related Parties Payable

	12/31/2009	12/31/2008

Galaxy Networks Inc.	$-	$(55,409)
Wavelit, Inc.	-	813,907
	$-	$758,498

Wavelit, Inc. is the Company’s parent, whereas Galaxy Networks, Inc. is a wholly owned subsidiary of Wavelit, Inc.  The amounts receivable and payable with these related parties are non-interest bearing, unsecured and due on demand.

During the year, the Company agreed to waive the right to collect the outstanding receivable from Galaxy Networks, Inc. in the amount of $55,409, whereas Wavelit, Inc. agreed to forgive the amount owing by the Company for $813,907.

4.	Going Concern

               As reflected in the accompanying financial statements, the Company ceased its operations in 2007, has a net loss of $237,662 from inception, and no stockholders' equity.  This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.